Exhibit 2.4

REPERTORIO N° 6.959/2023	JOURNAL No. 6,959-2023
/l. López	/l. López

OT: 131585	W.O. 131,585

COMPRAVENTA DE ACCIONES	SHARE PURCHASE AGREEMENT

CERRO BLANCO TITANIUM, INC.	CERRO BLANCO TITANIUM, INC.

A	AND

KEY METALS CORP.	KEY METALS CORP.

En Santiago de Chile, a nueve de mayo de dos mil veintitrés, ante mí, MARÍA PILAR GUTIÉRREZ RIVERA, abogado, Notario Público, titular de la Décimo Octava Notaría de Santiago, domiciliada en Huérfanos número seiscientos sesenta y nueve, piso ocho, comuna de Santiago, comparece:

Don IGNACIO JOAQUÍN LÓPEZ ALARCÓN, chileno, casado y separado totalmente de bienes, abogado, cédula nacional de identidad número dieciséis millones diecisiete mil quinientos veinticinco, guion siete, en representación de CERRO BLANCO TITANIUM, INC., sociedad constituida y válidamente existente bajo las leyes del Estado de Delaware, Estados Unidos de América, Rol Único Tributario número cincuenta y nueve millones trescientos veinticuatro mil trescientos veinte, guion seis, y de KEY METALS CORP., sociedad constituida y válidamente existente bajo las leyes del Estado de Delaware, Estados Unidos de América, Rol Único Tributario número cincuenta y nueve millones doscientos noventa y cinco mil cincuenta guion dos, todos domiciliados para estos efectos en calle Alonso de Monroy número dos mil seiscientos setenta y siete, oficina seiscientos dos A, comuna de Vitacura, Santiago, el compareciente mayor de edad, quien acredita su respectiva identidad con la cédula antes citada y expone:

In Santiago, Chile, on May 9, 2023, the following individual HAS APPEARED BEFORE ME, MARÍA PILAR GUTIÉRREZ RIVERA, lawyer and Notary Public, assigned to the Santiago Eighteenth Notary Offices, with address at 669, Huérfanos St., 8th Floor, Santiago borough:

IGNACIO JOAQUÍN LÓPEZ ALARCÓN, a Chilean lawyer, national identification card No. 16,017,525-7, herein representing CERRO BLANCO TITANIUM, INC., a company incorporated and in good standing according to the laws of the State of Delaware, United States of America, Chilean Taxpayer Identification No. 59,324,320-6, and

KEY METALS CORP., a company incorporated and in good standing according to the laws of the State of Delaware, United States of America, Chilean Taxpayer Identification No. 59,295,050-2, all with address for the purposes hereof at 2,677, Alonso de Monroy Street, Suite 602-A, Vitacura borough, Santiago.

The appearing individual is of age, has shown the forenamed identification card as proof of his identity and has stated as follows:

PRIMERO: Antecedentes.	FIRST: Background Information

UNO. Por escritura pública de fecha diecisiete de noviembre de dos mil veintiuno, otorgada en la Notaría de Santiago de doña María Pilar Gutiérrez Rivera, bajo el repertorio número treinta mil doscientos ochenta y cuatro, guion dos mil veintiuno, se constituyó la sociedad por acciones “GOLD EXPRESS MINES SpA”, en adelante la “Sociedad”. Un extracto de la referida escritura fue inscrito a fojas noventa y un mil setecientos sesenta y dos, número cuarenta y dos mil ciento treinta y tres en el Registro de Comercio del Conservador de Bienes Raíces de Santiago correspondiente al año dos mil veintiuno, y publicado en el Diario Oficial número cuarenta y tres mil ciento nueve con fecha veintidós de noviembre de dos mil veintiuno.

1.“GOLD EXPRESS MINES SpA”, hereinafter called the “Company”, was incorporated as a joint-stock company in a registered document signed on November 17, 2021, at the Santiago Notary offices of María Pilar Gutiérrez Rivera, entered in the journal under No. 30,284-2021. An excerpt of this document was entered under No. 42,133 on Page 91,762 of the Santiago Real-Estate Registrar’s 2021 Book of Companies, and published in issue No. 43,109 of the Official Gazette on November 22, 2021.

DOS. El capital de la Sociedad es de un millón de pesos, dividido en mil acciones nominativas, de una misma serie sin valor nominal, el que a la fecha se encuentra totalmente pagado.	2. The Company’s capital amounts to one million Chilean pesos (CLP 1,000,000), divided into 1,000 registered shares of the same series and without par value, presently fully paid.

TRES. El único y actual accionista de la Sociedad es CERRO BLANCO TITANIUM, INC., con mil acciones nominativas, de una misma serie y de igual valor, sin valor nominal. CUATRO. Las mil acciones de las que es dueña CERRO BLANCO TITANIUM, INC. se encuentran debidamente anotadas en el Registro de Accionistas de la Sociedad y no tienen ni han tenido nunca cotización bursátil. CINCO. La Sociedad no ha sido objeto de modificaciones a la fecha.	3. CERRO BLANCO TITANIUM, INC. is currently the only shareholder in the Company, with 1,000 registered shares of the same series and without par value.
4. All 1,000 shares owned by CERRO BLANCO TITANIUM, INC. are duly recorded in the Company’s Book of Shareholders, and are not, and have never been, traded in any stock market.
5. The Company has not been amended to this day.

SEGUNDO: Compraventa.	SECOND: Purchase Agreement

Por el presente acto e instrumento, CERRO BLANCO TITANIUM, INC., a través de su representante compareciente, vende, cede y transfiere a KEY METALS CORP., quien, a través de su representante compareciente, a su vez compra, acepta y adquiere las mil acciones individualizadas en la cláusula anterior, directamente, sin la intermediación de un corredor de bolsa, ni de ninguna institución bancaria, financiera o de crédito.	Through its appearing representative, CERRO BLANCO TITANIUM, INC. hereby sells, assigns and transfers the 1,000 shares identified in the previous clause to KEY METALS CORP. In turn and also through its appearing representative, the latter hereby buys, accepts and acquires such shares, directly and without the intermediation of any broker, or any baking, financial or credit institution.

TERCERO: Precio.	THIRD: Price

El precio total de la compraventa ofrecida corresponde a la suma de un millón de pesos, la que KEY METALS CORP. paga en este acto, al contado y en dinero en efectivo, a CERRO BLANCO TITANIUM, INC., quien declara recibir el pago a su entera satisfacción y conformidad. Las partes declaran que, por no tener tales acciones cotización bursátil el precio ha quedado a la autonomía de la voluntad y que ambas lo consideran justo.	The total purchase price is one million Chilean pesos (CLP 1,000,000), and is hereby fully paid in cash by KEY METALS CORP. to CERRO BLANCO TITANIUM, INC., with the latter stating that it has satisfactorily received the payment. The parties hereby record that, because the shares are not traded in any stock exchange, the parties may set the price at will, and that they both find it fair.

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CUARTO: Declaraciones.	FOURTH: Representations

CERRO BLANCO TITANIUM, INC. declara que las mil acciones que por este acto vende son nominativas, de una misma serie y sin valor nominal, de su exclusivo y único domino y que se enajenan libre de todo gravamen, prohibición, embargo y juicio pendiente, con todos sus derechos y acciones, respondiendo del saneamiento de la evicción, en conformidad a la ley. Por su parte, KEY METALS CORP., a través de su representante compareciente, declara que conoce la normativa legal que regula las sociedades por acciones y que conocen el estatuto de la Sociedad y las protecciones que en él puedan o no existir respecto del interés de los accionistas.	CERRO BLANCO TITANIUM, INC. hereby represents that the 1,000 shares hereby sold are registered, of the same series and without par value; that it owns them exclusively, and sells them free of any burdens, restrictions, seizures or outstanding trials, with all of their rights and actions, and with warranty of title according to the law. In turn and through its appearing representative, KEY METALS CORP. represents that it knows the legal regulations governing joint-stock companies, as well as the Company’s articles of incorporation and the protections that may be provided or not therein with regard to the shareholders’ interests.

QUINTO: Arbitraje.	FIFTH: Arbitration

Cualquier dificultad o controversia que se produzca entre las partes respecto de la aplicación, interpretación, duración, validez o ejecución, del presente Contrato, o cualquier otro motivo relacionado con él, será sometida a arbitraje, conforme al Reglamento Procesal de Arbitraje del Centro de Arbitraje y Mediación de Santiago, vigente al momento de solicitarlo. Las partes confieren poder especial e irrevocable a la Cámara de Comercio de Santiago A.G., para que, a petición escrita de cualquiera de ellas, designe a un árbitro arbitrador en cuanto al procedimiento y de derecho en cuanto al fallo, de entre los integrantes del cuerpo arbitral del Centro de Arbitraje y Mediación de Santiago. En contra de las resoluciones del árbitro no procederá recurso alguno, con excepción del recurso de queja. El árbitro queda especialmente facultado para resolver todo asunto relacionado con su competencia y/o jurisdicción.	Any conflicts or difficulties that may arise between the parties on the application, interpretation, duration, validity or implementation hereof, or for whatever other reasons, shall be submitted to arbitration according to the then current Rules of Arbitration Proceedings of the Santiago Arbitration and Mediation Centre. The parties hereby grant irrevocable special powers to the Santiago Chamber of Commerce, so that, at the written request of either of them, it may appoint an arbitrator among the members of the body of arbitrators of the Santiago Arbitration and Mediation Centre to act ex aequo et bono in respect of the proceedings, but decide according to the law. The arbitrator’s decisions may not be appealed in any way, except for the remedy of complaint. The arbitrator is hereby specially authorized to rule on any matters within his or her competence and jurisdiction.

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SEXTO: Domicilio.	SIXTH: Legal Address

Para todos los efectos legales derivados del presente contrato, las partes fijan domicilio en la ciudad y comuna de Santiago.	For all legal purposes that may derive from this agreement, the parties hereby set their address in the city and borough of Santiago.

SÉPTIMO: Mandato.	SEVENTH: Authorizations

Se faculta al portador de una copia autorizada de esta escritura pública para requerir las anotaciones e inscripciones que correspondan. Asimismo, se faculta al abogado don Ignacio Joaquín López Alarcón, para que pueda aclarar o complementar los pasajes obscuros y dudosos y corregir los errores de cita u omisión en que pudiera haber incurrido en este instrumento, pudiendo al efecto presentar una o más minutas ante quien corresponda y/u otorgar o suscribir y firmar las escrituras o instrumentos públicos o privados necesarios o convenientes para obtener las inscripciones en los Registros de los Conservadores pertinentes.	The bearer of an authenticated copy hereof is hereby authorized to request any pertinent entries or notes in public records. Ignacio Joaquín López Alarcón, lawyer, is also hereby authorized to clarify or complete any obscure or uncertain passages, and to correct any reference errors or omissions that may have slipped herein. To this end, he may file any one or more briefs with the relevant authorities, and grant or sign any registered or private documents, as necessary or convenient for entry in the relevant Registrars’ books.

Personerías:	Legal Representation:

La personería de don IGNACIO JOAQUÍN LÓPEZ ALARCÓN para actuar en nombre y representación de CERRO BLANCO TITANIUM, INC., consta de poder especial otorgado con fecha veintiocho de marzo de dos mil veintitrés, apostillado con fecha treinta y uno de marzo de dos mil veintitrés en Trenton, Nueva Jersey, Estados Unidos de Norteamérica, y a su vez, su personería para para actuar en nombre y representación de KEY METALS CORP. consta de poder especial otorgado con fecha siete de julio de dos mil veinte, apostillado con fecha dieciséis de julio de dos mil veinte en Tallahassee, Florida, Estados Unidos de Norteamérica. Estas escrituras no se insertan por ser conocidas del Notario que autoriza, por las partes y a expresa petición de éstas.	IGNACIO JOAQUÍN LÓPEZ ALARCÓN has been authorized to act for, and on behalf of, CERRO BLANCO TITANIUM, INC. in a special power of attorney granted on March 28, 2023, and authorized with an apostille on March 31, 2023, in Trenton, New Jersey, United States of America, and he has been authorized to act for, and on behalf of, KEY METALS CORP. in a special power of attorney granted on July 7, 2020, and authorized with an apostille on July 16, 2020, in Tallahassee, Florida, United States of America. These documents have not been included at the explicit request of the parties, because they are known to them and the authenticating Notary.

Minuta redactada por el abogado Ignacio Joaquín López Alarcón.	Drafted by Ignacio Joaquín López Alarcón., lawyer

En comprobante y previa lectura firma el compareciente el presente instrumento. Se da copia. Doy fe. –	In witness whereof and after reading its contents, the appearing individual has signed this instrument. Copies have been given. I attest.

/s/ Ignacio Joaquín López Alarcón IGNACIO JOAQUÍN LÓPEZ ALARCÓN, For CERRO BLANCO TITANIUM, INC. For KEY METALS CORP National Identification Card No. 16,017,525-7

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